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                                                               EXHIBIT 10.10



                      EMPLOYMENT AND NONCOMPETE AGREEMENT



     THIS AGREEMENT, dated this first day of June, 1995, is made by and among MICHAEL J. MUSACCHIO, a resident of the State of Texas ("Executive"); and MARK VII LOGISTICS, A DIVISION OF MARK VII TRANSPORTATION CO., INC., a Delaware corporation ("Employer"), a wholly owned subsidiary of MARK VII, INC., a Missouri corporation ("Mark VII").


                                    RECITALS

     A. Employer, Mark VII, and it's subsidiaries, are engaged in the business of freight transportation services, both providing and arranging transportation of goods. Subsequent references to Employer herein shall be deemed to also include Mark VII and its subsidiary corporations.

     B. Executive desires to continue to be employed by Employer as President of its Mark VII Logistics Division and Employer desires to employ Executive in such capacity under the terms set forth herein.


                                   AGREEMENT

     In consideration of the mutual promises, covenants and agreements contained herein and other good and valuable consideration, sufficiency of which is hereby acknowledged by Executive and Employer, the parties agree as follows:

1.   EMPLOYMENT AND TERM OF EMPLOYMENT.

     Employer hereby employs Executive and Executive hereby accepts employment with Employer until terminated as provided in Section 5.

2.   DUTIES AND AUTHORITY.

     2.01 DUTIES AND POSITION OF EXECUTIVE. Executive shall undertake and assume the responsibility for those duties that Employer's Board of Directors shall, from time to time, assign to Executive. Executive's principal duties as of the date of this Agreement shall be and are those typically performed by a President of an operating division.



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     Executive shall, at all times, faithfully and to the best of his ability, experience and talents, perform the duties set forth herein or to which Executive may, in the future, be assigned, always acting solely in the best interests of the Employer.




     2.02 BUSINESS UNITS/PROFIT CENTERS ASSIGNED TO EXECUTIVE.

     (a) Executive shall have specific profit/loss management responsibility for profit centers or business units which are, from time to time, assigned to him by the Chairman or the Board of Directors of Mark VII subject to Executive's consent. Once so assigned and accepted, a profit center may not be reassigned or withdrawn from the scope of Executive's management responsibility without his consent.

     (b) All business opportunities arising out of or related to logistics and/or transportation services which are encountered or developed by Executive belong to Mark VII. In each instance, the Board or senior management or Mark VII shall determine whether or not the business opportunity or venture shall be pursued, and if so, under what terms and conditions and whether or not it is to be assigned to the management supervision of Executive pursuant to this agreement.

     (c) Each business opportunity, profit center or business unit will be conducted pursuant to an annual business plan approved by the Board or senior management of Mark VII. Following any month when plan results are not being attained, Mark VII has the unilateral right to discontinue the business unit, profit center or venture with no further claim of interest on the part of Executive.

     2.03 OTHER EMPLOYEES OR AGENTS OF MARK VII. Executive has no authority to engage or employ other agents or employees of Employer, Mark VII or any of its subsidiaries without the advance express consent of the Board of Employer. Executive may not elect, without advance approval of senior management of Mark VII, to share his bonus with any other employee or agent of Mark VII. No other agent or employee of Mark VII shall be permitted to utilize the business units or profit centers assigned to the management of Executive to provide transportation services or logistics support to customers assigned, for commission purposes, to that employee or agent, without advance approval of senior management of Mark VII.

     2.04 TIME DEVOTED TO EMPLOYMENT. Executive shall devote full time and attention to performance of assigned employment duties. Executive will not be involved in any transportation ventures other than those of the Employer without the advance written authorization of the Employer's Board of Directors.



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     It is also understood that Executive is not hereby precluded from engaging in limited appropriate civic, charitable or religious activities or from devoting limited time to private investments that do not compete with the business of Employer.

3.   COMPENSATION.

     During the term of this Agreement, Employer shall pay to Executive the following compensation:




     3.01 BASE SALARY. Executive shall be paid an initial base salary of One Hundred Twenty Five Thousand Dollars and No/100 ($125,000) per year ("Base Salary"), in equal weekly installments. The Employer's Board of Directors may increase the salary of Executive at any time; provided, however, that the Board may not reduce the Base Salary specified herein.

     3.02 BONUS. In addition to the Base Salary, in each fiscal year (commencing with the fiscal year ending December 31, 1995), Employer will provide a bonus to Executive payable within 90 days following the close of Employer's fiscal year. The annual bonus shall be an amount equal to 25% of the pretax profit (computed on the basis of generally accepted accounting principles consistently applied) earned by the business units and profit centers assigned to the management responsibility of Executive. With respect to certain business units or profit centers assigned to the management responsibility of Executive as to which Employer pays a sales commission to another agent or employee, including Alcoa, ACX Logistics, Coors, Golden Aluminum and Golden Technologies, the bonus provided to Executive will be limited to 15%.

     The calculation of pre-tax profit shall incorporate the following factors:

     (a) In the case of each new business unit or profit center assigned to the management responsibility of Executive, senior management of Mark VII shall determine, on a case by case basis, whether or not the start up losses, or what portion thereof, shall be charged against pre-tax profits earned in other business units assigned to the management supervision of Executive.

     (b) In no event shall pre-tax profit include rail volume incentive credits or credit for unbilled freight.

     (c) Each unit will be charged a $7.50 administrative fee for each invoice.




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     (d) Each unit will be charged interest expense on receivables at a rate equal to the current cost of funds borrowed by Mark VII.

     (e) All customer credit extended must have the prior written approval of the Mark VII accounting office in Indianapolis. Any bad debt resulting from unapproved credit shall be charged in full against the bonus accrual of Executive.

     (f) As to any transportation service requiring utilization of Mark VII operated equipment (including power units or refrigerated trailers but excluding dry vans), for each quarter in which weekly net operating profit from the utilization of Mark VII equipment is less than $300 per unit a week the 25% bonus will be reduced to 15%.

     (g) All accounting issues or questions shall be barred on the anniversary date of any transaction in question, subject to no further examination or question thereafter. Any dispute as to any matter related to this contract or the business to which it is related, between Executive and Mark VII, shall be resolved by arbitration rather than judicial proceedings.

     In each year pretax profit shall be reduced by the amount of the following items:

     (h) All charges of Employer to any affiliated company for services rendered, said services to be charged at cost;

     (i) Any gain on the sale, casualty or other disposition of any capital asset of the Employer;

     (j) Any other income which was not the result of ordinary operations of the profit center or business unit.

     The Board of Directors of Employer shall make the sole and final determination of what constitutes "pre-tax profit" as defined above.

     3.03 CAR ALLOWANCE. Executive shall receive $500 a month as a car allowance, which shall constitute full reimbursement for all related costs he incurs in operating his private automobile including insurance, fuel, oil, filters, hoses, belts, license tags, tires and sales tax upon acquisition.

     3.04 FRINGE BENEFITS/VACATION. Executive shall receive standard Mark VII fringe benefits, including three (3) weeks of vacation with pay each year.

     3.05 REIMBURSEMENT OF EXPENSES. Employer shall reimburse Executive for ordinary, necessary and reasonable business expenses incurred to conduct or promote Employer's business, including travel and entertainment, provided Executive submits an itemization of such expenses and supporting documentation therefor, all according to Employer's generally applicable procedures.



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4.   NONDISCLOSURE AND NONCOMPETITION.

     Executive hereby covenants and agrees as follows:

     4.01 CONFIDENTIALITY. Executive acknowledges that as a result of his employment by Employer, he has, in the past, used and acquired and, in the future, will use and acquire knowledge and information used by Employer in its business and which is not generally available to the public or to persons in the transportation industry, including, without limitation, its future products, services, patents and trademarks; designs; plans; specifications; models; computer software programs; test results; data; manuals; methods of accounting; financial information; devices; systems; procedures; manuals; internal reports; lists of shippers and carriers; methods used for and preferred by its customers; and the pricing structure of its existing and contemplated products and service, except such information known by Executive prior to his employment by Employer ("Confidential Information"). As a material inducement to Employer to enter into this Agreement, and to pay to Executive the compensation set forth herein, Executive agrees that, during the term of this Agreement and subject to the provisions of section 6.05 below, Executive shall not, directly or indirectly, divulge or disclose to any person, for any purpose, for a period of three (3) years after the termination of this Agreement, any Confidential Information, except to those persons authorized by Employer to receive Confidential Information and then only if use by such person is for Employer's benefit.

     4.02 COVENANT AGAINST COMPETITION. During the term of this Agreement and subject to the provisions of section 6.05 below, for a period of three years after the termination of this Agreement, Executive shall not have any interest, or be engaged by, directly or indirectly, any business or enterprise that is in the business of providing motor freight transportation services or arranging for the transportation of goods, including any business that acts as a licensed property broker or shipper's agent, which is directly competitive with any aspect of the business Employer now conducts or which Employer is conducting or is in the process of developing at the time of any competitive actions by Executive ("Prohibited Activity") except to the extent provided in section 2. For purposes of this Section 4.02, Executive shall be deemed to have an "interest in or be engaged by a business or enterprise" if Executive acts (a) individually, (b) as a partner, officer, director, shareholder, employee, associate, agent or owner of any entity or (c) as an advisor, consultant, lender or other person related, directly or indirectly, to any business or entity that is engaging in, or is planning to engage in, any Prohibited Activity. Ownership of less than five percent (5%) of the outstanding capital stock of a publicly traded entity that engages in any Prohibited Activity shall not be a violation of this Section 4.02.

     4.03 EMPLOYMENT OF OTHER EMPLOYEES BY EXECUTIVE. During the term of this Agreement and, subject to the provisions of section 6.05 below, for a period of three (3) years after the termination of this Agreement, Executive shall not directly or indirectly solicit



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for employment, or employ, except on behalf of Employer, any person who was an employee of Employer at any time during the six (6) months preceding such solicitation or employment.

     4.04 JUDICIAL AMENDMENT. If a court of competent jurisdiction determines any of the limitations contained in this Agreement are unreasonable and may not be enforced as herein agreed, the parties hereto expressly agree this Agreement shall be amended to delete all limitations judicially determined to be unreasonable and to substitute for those limitations found to be unreasonable the maximum limitations such court finds to be reasonable under the circumstances.

     4.05 IRREPARABLE INJURY. Executive acknowledges that his abilities and the services he will provide to Employer are unique and that his failure to perform his obligations under this Section 4 would cause Employer irreparable harm and injury. Executive further acknowledges that the only adequate remedy is one that would prevent him from breaching the terms of Section 4. As a result, Executive and Employer agree that Employer's remedies may include preliminary injunction, temporary restraining order or other injunctive relief against any threatened or continuing breach of this Section 4 by Executive. Nothing contained in this Section 4.05 shall prohibit Employer from seeking and obtaining any other remedy, including monetary damages, to which it may be entitled.

5.   TERMINATION.

     5.01 EVENTS CAUSING TERMINATION. This Agreement shall terminate upon the first of the following events to occur:

     a) Subject to the provisions of Paragraphs 5.02(c) and 6.02, the term of employment hereunder shall lapse at such time as either the Employer or Executive provides the other with 30 days notice of termination;

     b) On the date of Executive's death;

     c) At Employer's option, upon Executive's disability as defined in section
5.02 (a) below, effective on the day Executive receives notice from Employer that it is exercising its option granted by this Section to terminate this Agreement;

     d) On the day Executive receives written notice from Employer that Executive's employment is being terminated for cause, as defined in section
5.02 (b) below;

     e) Fifteen (15) days after receipt by Executive of notice from Employer specifying any act of insubordination or failure to comply with any instructions of Employer's Board of Directors or any act or omission that Employer's Board of Directors believes, in good faith, materially does, or may, adversely affect Employer's business or operations provided Executive fails to remedy or cease said acts within said fifteen (15) day period;




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     f) On the date Executive resigns or, at the Employer's option, the date
Executive commits any act that is a material breach of this Agreement;

     g) At Executive's option, on the date Employer commits any act that is a material breach of this Agreement; or

     h) At Employer's option, upon fulfilling the "executive buyout" provisions of Section 5.02(c) below.

     5.02 DEFINITIONS. For purposes of Section 5.01 the following definitions shall apply:

     a) "Disability" means Executive's inability, because of sickness or other incapacity, whether physical or mental, to perform his duties under this Agreement for a period in excess of ninety (90) substantially consecutive days, as professionally determined by two medical doctors licensed to practice medicine, one of which is selected by the Employer and one of which is selected by Executive. In the event the doctors should disagree as to whether Executive is disabled, they shall select a third licensed medical doctor to make such termination which shall be binding on the parties hereto.

     b) "Cause" means (i) a willful failure by Executive to substantially perform his duties hereunder, other than a failure resulting from Executive's incapacity to do so because of physical or mental illness, (ii) a willful act by Executive that constitutes gross misconduct and which is materially injurious to Employer, including malicious or disparaging remarks about other Directors, Officers of Mark VII or its subsidiaries, (iii) Executive's commitment of any act of dishonesty toward Employer, theft of corporate property or unethical business conduct or (iv) Executive's conviction of any felony involving dishonest, or immoral conduct.

     c) "Executive Buyout" includes:

         1. The right of Employer to terminate this agreement with no further payment of compensation to Executive in the event the profit centers assigned to the management responsibility of Executive fail, collectively, to earn pre-tax profit (as defined in Paragraph 3.02 above) of $250,000 in 1995 or any calendar year thereafter.

         2. Following any calendar year in which the profit centers assigned to Executive collectively earn pretax profit of $250,000 or more, Employer may terminate this Agreement by paying Executive an amount equal to three times his previous year's W-2 reported income from Employer, but in no event less than One Million Four Hundred Thousand Dollars ($1,400,000). Such payment shall constitute liquidated damages which Executive hereby agrees to accept as his exclusive remedy for any breach of the obligations of the Employer hereunder hereby waiving any right to punitive or exemplary damages.

         3. In the event of termination by Employer subsequent to any year in which profit centers assigned to Executive were, collectively profitable but in which pretax profit of
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at least $250,000 was not attained, Employer may elect to extend provisions of
Section 4 hereof pursuant to Paragraph 6.05(b) below only by making advance annual payments to Executive in the amount of Two Hundred Fifty Thousand Dollars ($250,000) for the first year, Two Hundred Thousand Dollars ($200,000) for the second year and at Two Hundred Thousand Dollars ($200,000) for the third year.

4.
Employer retains the unilateral right to sell or terminate any business unit assigned to the management of Executive with no further approval or subsequent right of Executive to pretax profit bonus beyond the date of sale or termination. Provided, however, that termination of the unit devoted to providing service to Frito-Lay, its subsidiaries, and any other PepsiCo affiliates assigned to Executive by Employer, will require Employer to provide Executive with the benefit of the buyout provisions of this Subparagraph C. In the event the business unit or profit center devoted to providing service to Frito-Lay, its subsidiaries, or other affiliates of PepsiCo assigned to Executive, is sold by Employer to a financially reliable purchaser, purchaser's assumption of the buyout obligations of Employer to Executive under this Subparagraph C will constitute full and complete satisfaction of the Employer's obligations to Executive hereunder.

6.
PAYMENTS UPON TERMINATION.

6.01 PAYMENTS UPON EXECUTIVE'S DEATH, OR DISABILITY. Upon the termination of this Agreement pursuant to Section 5.01 (b) (death), or Section 5.01 (c) (disability), Employer shall pay, or cause to be paid, to Executive, his designated beneficiary or his legal representative,

a)
the Base Salary and fringe benefits through the period ending twelve (12) months after occurrence of the event causing termination; and

b)
all necessary, ordinary, and reasonable business expenses incurred by Executive prior to termination of this Agreement.

Employer shall not be obligated to make any other payments to Executive.

6.02 PAYMENTS UPON TERMINATION FOR CAUSE, INSUBORDINATION, RESIGNATION OR BREACH BY EXECUTIVE. Upon termination of this Agreement pursuant to Section
5.01 (d) (cause), Section 5.01 (e) (insubordination), or Section 5.01 (f) (resignation or breach by Executive), Employer shall pay, or cause to be paid, to Executive,


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a)
the Base Salary and fringe benefits for the period ending on the date this Agreement is terminated pursuant to the appropriate subsection of Section 5.01; and

b)
all necessary, ordinary, and reasonable business expenses incurred by Executive prior to termination hereof.

Employer shall not be obligated to make any other payments to Executive.

6.03 PAYMENTS UPON TERMINATION FOR BREACH BY EMPLOYER. Upon termination of this Agreement pursuant to Section 5.01 (g) (Employer's breach), Employer shall pay to Executive all of the compensation set forth in Section 3, including bonus pursuant to Section 3.02, for twelve months subsequent to the breach.
All post-employment compensation paid by Employer under the terms of this
Section 6 shall be calculated in the manner set forth in Section 3 hereof and shall constitute liquidated damages which Executive hereby agrees to accept as his exclusive remedy for any breach of the obligations of the Employer hereunder hereby waiving any right to punitive or exemplary damages.

6.04 PAYMENT OF AMOUNTS DUE UPON TERMINATION AND MITIGATION. If Executive is entitled to payment of Base Salary, bonus, fringe benefits or business expenses upon termination of this Agreement, Employer shall make said payments within the ordinary course of its business and pursuant to the terms hereof. All such payments shall be reduced by the amount of compensation earned by Executive from any other employment.

6.05 EFFECT OF TERMINATION ON NONDISCLOSURE, NONCOMPETE AND NONSOLICITATION PROVISIONS.

a)
All of the provisions of Section 4 (confidentiality, noncompete and nonemployment of other employees) of this Agreement shall survive termination hereof pursuant to Section 5.01 (d) (cause), Section 5.01 (e) (insubordination) or Section 5.01 (f) (resignation) even though the remaining terms and provisions of this Agreement shall be void, including the terms of Section 3 (compensation).

b)
Subject to Section 5.02(c)(3), upon termination of this Agreement pursuant to Section 5.01 (a) (termination), Employer may elect to continue the obligations of Executive set forth in Section 4 (confidentiality, noncompete and nonemployment of other employees) for so long as the Employer continues to provide the current base salary set forth in Section 3.01 and termination payments of Section 5.02 (c), but not to exceed three years subsequent to termination.

c)
Upon termination pursuant to Section 5.01 (c) (disability) the provisions of
Section 4

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(confidentiality, noncompete and nonemployment of other employees shall survive for one year thereafter.

d)
Upon termination of this Agreement pursuant to Section 5.01 (g) (Employer breach), all of the provisions of Section 4 (confidentiality, noncompete and nonemployment of other employees) shall be void.

6.06 PROVISIONS VOID UPON TERMINATION. Except as specifically provided herein to the contrary, all terms and provisions of this Agreement shall be void upon any termination hereof.

7.
CONFLICT OF INTEREST.

During the term of this Agreement, Executive shall not, directly or indirectly, have any interest in any business which is a supplier of Employer without the express written consent of Employer's Board of Directors. Such interest shall include, without limitation, an interest as a partner, officer, director, stockholder, advisor or employee of or lender to such a supplier. An ownership interest of less than five percent (5%) in a supplier whose stock is publicly held or regularly traded shall not be a violation of this Section 7.

Executive herewith agrees to answer and execute an annual disclosure form "Questionnaire for Directors and Executive Officers of Mark VII, Inc." providing the same information that is required of all other Directors and executive officers of Mark VII directed to the purpose of enabling Employer to assess and provide disclosure of matters required of publicly held companies.

8.
INDEMNIFICATION OF EXECUTIVE.

The Employer will indemnify Executive and hold him harmless (including reasonable attorney fees and expenses) to the fullest extent now or hereafter permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding in which Executive is a party or witness as a result of his employment with the Employer. This indemnification shall survive the termination of this Agreement.

9.
GENERAL PROVISIONS.

9.01 LOCATION OF EMPLOYMENT. Executive's principal office shall be located at Dallas, Texas, or at such other location where Employer and Executive shall mutually agree.

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9.02 ASSIGNMENT.  Neither party may assign any of the rights or obligations under this Agreement without the express written consent of the other party. For purposes of the foregoing sentence, the term "assign" shall not include an assignment of this Agreement by written agreement or by operation of law to any of Employer's wholly owned subsidiaries.

9.03 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties' heirs, successors and assigns, to the extent allowed herein.

9.04 SEVERABILITY. The provisions of this Agreement are severable. The invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any other part of this Agreement.

9.05 WAIVER. Waiver of any provision of this Agreement or any breach thereof by either party shall not be construed to be a waiver of any other provision or any subsequent breach of this Agreement.

9.06 NOTICES. Any notice or other communication required or permitted herein shall be sufficiently given if delivered in person or sent by certified mail, return receipt requested, postage prepaid, addressed to:

Employer:
Mark VII Logistics, a Division of
Mark VII Transportation Co., Inc.
201 South Emerson Avenue
Suite 130
Greenwood, Indiana  46143

cc:
James T. Graves, Vice Chairman and General Counsel
Mark VII, Inc.
5310 St. Joseph Avenue
St. Joseph, Missouri  64502

Executive:
Michael J. Musacchio
1405 Auburn Place
Plano, TX  75093

or such other address as shall be furnished in writing by any such party. Any notice sent by the above-described method shall be deemed to have been received on the date personally delivered or so mailed. Notices sent by any other method shall be deemed to have been received when actually received by the addressee or its or his authorized agent.

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9.07 APPLICABLE LAW.  Except to the extent preempted by federal law, this
Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Tennessee, without considering its laws or rules related to choice of law.

9.08 JURISDICTION AND VENUE.  Subject to the arbitration provision in Section
9.11 below, the parties hereby consent, and waive any objection, to the jurisdiction of either the State or Federal Courts of Tennessee over the person of either party for purposes of any action brought under or as the result of a breach of this Agreement. The parties agree that their execution of this Agreement constitutes doing or conducting business within the State of Tennessee. The parties further consent that venue of any action brought under or as the result of a breach of this Agreement shall be proper in either of the above named courts and they each waive any objection thereto.

9.09 OWNERSHIP AND RETURN OF DOCUMENTS AND OBJECTS. Every plan, drawing, blueprint, flowchart, listing of source or object code, notation, record, diary, memorandum, worksheet, manual or other document, magnetic media and every physical object created or acquired by Executive as part of his employment by Employer, or which relates to any aspect of Employer's business, is and shall be the sole and exclusive property of Employer. Executive shall, immediately upon Employer's request or upon termination of this Agreement for any reason, deliver to Employer each and every original, copy, complete or partial reproduction, abstract or summary, however reproduced, of all documents and all original and complete or partial reproductions of all magnetic media or physical objects owned by Employer then in Executive's possession.




9.10 ATTORNEY'S FEES. Subject to the arbitration provision in Section 9.11 below, if either party brings an action to enforce the terms hereof, the prevailing party in such action, on trial or appeal, shall be entitled to recover its reasonable attorney's fees, costs and expenses to be paid by the losing party as fixed by the court.

9.11 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

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
MARK VII TRANSPORTATION CO., INC.


By:  /s/ R.C. Matney
    ----------------------
R.C. Matney, Chairman


EXECUTIVE

/s/ Michael J. Musacchio
--------------------------
Michael J. Musacchio
in his individual capacity




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                                  ADDENDUM TO
                      EMPLOYMENT AND NONCOMPETE AGREEMENT
                              MICHAEL J. MUSACCHIO



     THIS AGREEMENT, dated this first day of September, 1995, is made by and among Michael J. Musacchio, a resident of the State of Texas ("Executive"); Mark VII Logistics, a division of Mark VII Transportation Co., Inc., a Delaware corporation ("Employer"), a wholly-owned subsidiary of Mark VII, Inc., a Missouri corporation ("Mark VII").

                                    RECITALS

     A. Executive, Employer and Mark VII, and its subsidiaries previously entered into "Employment and Noncompete Agreement" as of June 1, 1995, of which a true and correct copy is attached ("Agreement"). The parties hereto hereby undertake and agree to modify said Agreement to the extent expressly stated herein. In all other respects, said Agreement shall remain as originally stated.

     B. Changes expressed in this Addendum are occasioned by the assignment, unto Executive, of management responsibility with respect to Honda De Mexico ("Honda") a logistics management project pertaining to the Guadalajara, Mexico plant of the American Honda Motor Co., Inc.

                                   AGREEMENT

     In consideration of the mutual promises, covenants and agreements contained herein and in the underlying Agreement, the parties do hereby further agree as follows:

1.   HONDA DE MEXICO.

     Executive does hereby undertake and agree to execute profit and loss management responsibility with respect to logistics management services to be provided by Mark VII unto the American Honda Motor Co., Inc. with respect to its Guadalajara, Mexico automobile production plant under the terms and conditions set forth herein.

2.   DURATION OF ASSIGNMENT.

     Employer commits to Executive that his tenure of management responsibility with respect to the Guadalajara Honda plant shall continue for three consecutive years until August 1, 1998. Thereafter, Employer shall be at liberty to reassign management responsibility for the Guadalajara, Mexico
Honda plant to a different manager other than Executive with no further financial obligation to the Executive.


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3.   BONUS PAYABLE TO EXECUTIVE FOR MANAGEMENT OF LOGISTICS SERVICES PROVIDED TO
THE HONDA GUADALAJARA PLANT.

     Executive acknowledges that Mark VII attained the business opportunity to provide logistics management services to the Guadalajara, Mexico Honda plant as a result of sales efforts of others than Executive. Consequently, it is expressly understood and agreed by and between the Executive and Employer that the annual bonus to be received by Executive pursuant to Paragraph 3.02 of "Agreement" shall be limited to 15% of the pretax profit earned by Employer as a result of providing logistics management services to the Guadalajara plant.

     IN WITNESS WHEREOF, the parties hereto have executed this Addendum on the day and year first above written..

                                             MARK VII TRANSPORTATION CO., INC.


                                            By: /s/ R.C. Matney
                                            ----------------------
                                                R.C. Matney, Chairman

                                                                     EXECUTIVE


                                            /s/ Michael J. Musacchio
                                            --------------------------
                                            Michael J. Musacchio
                                            in his individual capacity